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                                    EXHIBIT A

                        ARTICLES OF INCORPORATION FOR THE
                          AMERISTOCK MUTUAL FUND, INC.


FIRST: The undersigned, Nicholas D. Gerber, whose post office address is 1060 Cole Street-#2, San Francisco, CA 94117, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: The name of the corporation is Ameristock Mutual Fund, Inc.

THIRD: The purpose for which the Corporation is formed is as follows: The
       Ameristock Mutual Fund, Inc. shall be a no-load, diversified, mutual fund whose objective is to seek total return by investing primarily in equity securities

FORUTH: The post office address of the principal office of the Corporation in Maryland is 11 East Chase St, Baltimore, MD 21202. The name of the resident agent of the Corporation in Maryland is:

                        The Prentice Hall Corp. System Maryland
                        11 East Chase Street
                        Baltimore, MD 21202

FIFTH: The total number of shares of stock which the Corporation has authority to issues is 100 million shares of the par value of $.005 a share, all of one class, and having an aggregate par value of $500,000.

SIXTH: The number of directors of the Corporation shall be five (5) which number may be increased or decreased pursuant to the bylaws of the Corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders and the name of the director who shall act until the first meeting or until their successors are duly chosen and quality is Nicholas D. Gerber.

SEVENTH: The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation for the Ameristock Mutual Fund, Inc. on June 12, 1995, and severally acknowledge the same to be my act.

                                                    ---------------------------
                                                    Nicholas D. Gerber

Return to:    Nicholas D. Gerber
              1060 Cole Street #2
              San Francisco, CA 94117